Exhibit 5.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074 TEL 804 • 788 • 8200 FAX 804 • 788 • 8218

August 17, 2012

Board of Directors

Ellington Financial LLC

53 Forest Avenue

Greenwich, Connecticut 06870

Issuance of up to 4,025,000 Common Shares Representing

Limited Liability Company Interests

Ladies and Gentlemen:

We have served as special counsel to Ellington Financial LLC, a Delaware limited liability company (the “Company”), in connection with the issuance and sale by the Company, in an underwritten public offering, of up to 4,025,000 common shares (the “Shares”) representing limited liability company interests of the Company, no par value (including up to 525,000 shares subject to the underwriters’ option to purchase additional shares), pursuant to an underwriting agreement, dated August 15, 2012 (the “Underwriting Agreement”), by and among the Company, Ellington Financial Management LLC and the several underwriters named in Schedule A to the Underwriting Agreement, for whom Deutsche Bank Securities Inc. and Merrill Lynch Pierce, Fenner & Smith Incorporated are acting as representatives. The Shares have been registered on a Registration Statement on Form S-3 (File No. 333-177754), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 4, 2011, and declared effective by the Commission on November 15, 2011 (the “Registration Statement”).

In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1. The Registration Statement.

2. The preliminary prospectus supplement, dated August 14, 2012, in the form filed with the Commission on August 14, 2012, pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated November 15, 2011.

Board of Directors

August 17, 2012

3. The final prospectus supplement, dated August 15, 2012, as filed with the Commission on August 15, 2012 pursuant to Rule 424(b) promulgated under the Securities Act, together with the base prospectus dated November 15, 2011 (collectively, the “Prospectus”).

4. The Certificate of Formation of the Company, as certified by the Secretary of State of the State of Delaware on August 6, 2012 and as certified by the Secretary of the Company on the date hereof.

5. The Second Amended and Restated Operating Agreement of the Company, dated as of July 1, 2009, as amended, as certified by the Secretary of the Company on the date hereof.

6. Resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) at meetings held on November 1, 2011 and August 1, 2012, with respect to, among other things, the issuance, sale and due authorization of the Shares and the formation of a pricing committee of the Board of Directors (the “Pricing Committee”) in connection therewith (the “Board Resolutions”), and resolutions of the Pricing Committee, adopted at a meeting held on August 15, 2012, with respect to the pricing of the issuance of the Shares (the “Pricing Committee Resolutions,” and together with the Board Resolutions, the “Resolutions”), each as certified by the Secretary of the Company on the date hereof.

7. The certificate of the Secretary of State of the State of Delaware as to the due formation, existence and good standing of the Company dated the date hereof (the “Delaware Certificate”).

8. An executed copy of a certificate of the Secretary of the Company, dated the date hereof, as to certain factual matters.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company). As to factual matters, we have relied upon a certificate of the Secretary of the Company and upon certificates of public officials.

Board of Directors

August 17, 2012

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1. The Company is a limited liability company duly formed and existing under the laws of the State of Delaware and is in good standing with the Secretary of State of the State of Delaware. The Company has the corporate power and authority to issue the Shares.

2. The issuance of the Shares has been duly authorized and, when issued and delivered upon payment therefor in accordance with the Registration Statement, the Resolutions and the Underwriting Agreement, the Shares will be validly issued and, under the Delaware Limited Liability Company Act (the “DLLCA”), the purchasers of the Shares will have no obligation to make further payments for their purchase of the Shares or contributions to the Company solely by reason of their ownership of the Shares, except for their obligation pursuant to Section 18-607 or 18-804 of the DLLCA to repay any funds wrongfully distributed to them.

The opinion with respect to the formation, existence and good standing of the Company in the State of Delaware is based solely on the Delaware Certificate.

We do not express an opinion on any laws other than the DLLCA.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. The opinions expressed in this letter speak only as of its date. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP